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                                                                      Exhibit 12


                           SECURITY CAPITAL ATLANTIC
                                 Incorporated
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS
                         (Dollar amounts in thousands)

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                                                Pro Forma   Historical    Pro Forma               Historical
                                               -----------  -----------  ----------- ------------------------------------
                                               Three-Month  Three-Month
                                                 Period       Period                             Period Ended
                                                 Ended        Ended      Year Ended               December 31,
                                                March 31,    March 31,   December 31,  ------------------------------------
                                                  1997         1997          1996        1996      1995     1994      1993
                                                -------      -------       -------     -------   -------   -------    -----
Net earnings from operations...........         $13,258      $10,178       $45,306     $32,998   $19,639   $ 9,926     $ 38
Add:
    Interest expense...................           2,893        4,761        12,219      16,181    19,042     9,240       --
                                                -------      -------       -------     -------   -------   -------     -----
Earnings as adjusted...................         $16,151      $14,939       $57,525     $49,179   $38,681   $19,166     $ 38
                                                =======      =======       =======     =======   =======   =======     ====
Combined fixed charges and preferred
  share dividends:
    Interest expense...................         $ 2,893      $ 4,761       $12,219     $16,181   $19,042   $ 9,240       --
    Capitalized interest...............           2,553        2,553        10,250      10,250     4,404       793       --
                                                -------      -------       -------     -------   -------   -------     -----
       Total fixed charges.............           5,446        7,314        22,469      26,431    23,446    10,033       --
    Preferred share dividends..........           1,125           --         4,500          --        --        --       --
                                                -------      -------       -------     -------   -------   -------     -----
Combined fixed charges and preferred
  share dividends:.....................         $ 6,571      $ 7,314       $26,969     $26,431   $23,446   $10,033     $ --
                                                =======      =======       =======     =======   =======   =======     ====
Ratio of earnings to combined fixed
  charges and preferred share
  dividends............................         $   2.5      $   2.0       $   2.1     $   1.9   $   1.7   $   1.9     $N/A
                                                =======      =======       =======     =======   =======   =======     ====
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